Exhibit 8.1

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW 301 South College Street | Twenty-Third Floor Charlotte, NC 28202 T 704.417.3000 F 704.377.4814 nelsonmullins.com

December 6, 2023

Crown LNG Holdings Ltd

c/o Cogency Global, Inc.

122 East 42nd Street, 18th Floor

New York, New York 10168

Re:	Registration Statement on Form F-4 (File No. 333-274832)

Ladies and Gentlemen:

We have acted as counsel to Crown LNG Holdings Ltd, a private limited company incorporated under the laws of Jersey, Channel Islands (“Crown” or “PubCo”), in connection with a business combination with Catcha Investment Corp, a Cayman Islands exempted company limited by shares (“Catcha”) (collectively, the “Business Combination”) contemplated by that certain Business Combination Agreement, dated as of August 3, 2023 and as amended on October 2, 2023.

After the Closing conditions to the Business Combination Agreement have been satisfied or waived, CGT Merge Limited, a Cayman Islands exempted company limited by shares (“Merger Sub”) will merge with and into Catcha (the “Merger,” which will occur on the “Merger Effective Date”). Catcha will be the surviving company and become a wholly owned subsidiary of PubCo. After the Merger Effective Date, PubCo will redeem the initial share of PubCo Common Stock held by its incorporating initial shareholder for a nominal amount (the “PubCo Redemption”). Catcha will file a timely election for U.S. federal income tax purposes to be classified as an entity disregarded as separate from its owner, PubCo (the “Catcha Tax Election” and, together with the Merger, the “Catcha Reorganization”) to be effective as of the first day following the Merger Effective Date. As described in the Registration Statement (as amended through the date hereof, the “Registration Statement”) initially filed by Crown on October 3, 2023, including the proxy statement/prospectus forming a part thereof (the “Proxy Statement/Prospectus”), relating to the transactions contemplated by the Business Combination Agreement. For purposes of this opinion, capitalized terms used and not otherwise defined shall have the meaning ascribed thereto in the Business Combination Agreement.

You have requested our opinion concerning the tax consequences of the Catcha Reorganization and the transactions described in the Business Combination Agreement and the discussion of the Business Combination as set forth in the section entitled “The Business Combination Proposal” and “Material Tax Considerations - Certain Material U.S. Federal Income Tax Considerations” in the Registration Statement.

Crown LNG Holdings Ltd

December 6, 2023

Representations and Assumptions

In providing this opinion, we have assumed (without any independent investigation or review thereof) that all original documents submitted to us (including signatures thereto) are authentic, all documents submitted to us as copies conform to the original documents, all such documents have been duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof, and all parties to such documents had or will have, as applicable, the requisite corporate powers and authority to enter into such documents and to undertake and consummate the Catcha Reorganization; all factual representations, warranties, and statements made or agreed to by the parties to the Business Combination Agreement and related agreements (collectively, the “Agreements” and, together with the Registration Statement, the “Documents”), are true, correct, and complete as of the date hereof and will remain true, correct, and complete through the consummation of Transactions (as defined below), in each case without regard to any qualification as to knowledge, belief, materiality, or otherwise; the descriptions of Crown and Catcha in the Registration Statement, the public filings filed in connection with Crown’s listing on Nasdaq, and Crown’s other public filings are true, accurate, and complete; the description of the Catcha Reorganization and other transactions related to the Business Combination (together, the “Transactions”) in the Registration Statement is and will remain true, accurate, and complete, the Catcha Reorganization will be consummated in accordance with such description and with the Business Combination Agreement and the other Agreements, without any waiver or breach of any material provision thereof, and the Catcha Reorganization will be effective under applicable corporate law as described in the Business Combination Agreement and the other Agreements; the Documents represent the entire understanding of the parties with respect to the Catcha Reorganization and other Transactions, there are no other written or oral agreements regarding the Transactions other than the Agreements, and none of the material terms and conditions thereof have been or will be waived or modified; Crown and Catcha will treat the Catcha Reorganization for U.S. federal income tax purposes in a manner consistent with the opinion set forth below; and all applicable reporting requirements have been or will be satisfied.

The opinion set forth below is based on the Code, administrative rulings, judicial decisions, Treasury regulations and other applicable authorities, all as in effect on the effective date of the Registration Statement. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively. Any change in law or the facts regarding the Business Combination, or any of the transactions related thereto, or any inaccuracy in the facts or assumptions on which we relied, could affect the continuing validity of the opinion set forth below. We assume no responsibility to inform you of any such changes or inaccuracy that may occur or come to our attention. Moreover, there can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Crown LNG Holdings Ltd

December 6, 2023

Opinions

Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth herein and in the Registration Statement, it is our opinion that the Catcha Reorganization will qualify as a reorganization under Section 368(a)(1)(F) of the Code (an “F Reorganization”). We further confirm that the statements set forth in the Registration Statement under the section entitled “Material Tax Considerations - Certain Material U.S. Federal Income Tax Considerations” insofar as they address the material U.S. federal income tax considerations with respect to the Catcha Reorganization, and discuss matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, and except to the extent stated otherwise therein, are our opinion, subject to the assumptions, qualifications, and limitations stated herein and therein.

We hereby consent to be named in the Registration Statement and to the filing of a copy of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Business Combination under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We do not express any opinion herein concerning any law other than the federal law of the United States.

Very truly yours,

/S/ NELSON MULLINS RILEY & SCARBOROUGH LLP